EXHIBIT 99.2

For immediate release

Young Broadcasting Announces Commitment for Amended Credit Facility

New York, NY — December 11, 2003 — YOUNG BROADCASTING INC. (“YBI”) (Nasdaq: YBTVA) announced today that it had received a commitment from its bank lenders to amend and restate its existing senior credit facility.  While YBI and its bank lenders expect to execute the definitive documentation relating to the amended and restated facility prior to the consummation of the previously announced private offerings of senior notes and senior subordinated notes, there can be no assurance that the amended facility will be executed.  The amended and restated facility will provide for a $20 million revolving credit facility.  If the previously announced private offerings are consummated on or before December 30, 2003, the revolving facility will mature four and a half years from the date the amended facility is executed.  If the private offerings are not consummated by such date, the revolving facility will mature in January 2005.  Borrowings under the revolving facility will be conditioned upon YBI having on hand cash and cash equivalents of at least $50 million, and having a senior secured debt to operating cash flow ratio (as defined in the facility) of not more than 1.75x.

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, WTVO-TV - Rockford, IL and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070